                                Exhibit 10(ff)

                 Stock Option Early Exercise Incentive Program

     The Stock Option Early Exercise Incentive Program ("Program"), effective November 14, 1996 provides as follows:

 . eligibility in the Program is restricted to officers holding the position of senior vice presidents and above;

 . for every five option shares exercised, the participant will receive one restricted share of The Guarantee Life Companies Inc. stock;

 .  the Program shall terminate on January 31, 2000;

 . each participant may elect the early exercise incentive three times during the life of the Progam;

 . each participant is entitled to receive a maximum of 5,000 restricted shares over the life of the Program;

 . the restricted shares shall vest three years from the date they were granted, provided the participant remains employed by Guarantee Life Insurance Company upon the vesting date, and further provided that the participant has not sold any stock of The Guarantee Life Companies Inc. during the three year restriction period;

 . the cash out of a stock option granted pursuant to the Program shall be deemed to be exercised if such option is cashed out upon a Change in Control (as defined under the Executive Severance Plan); and

 .  all restricted shares shall be fully vested upon a Change in Control.